Exhibit 23.1

AirNet Communications Corporation

Melbourne, Florida

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 20, 2006, relating to the financial statements of AirNet Communications Corporation as of and for each of the two years in the period ended December 31, 2005 appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP
BDO Seidman, LLP
West Palm Beach, Florida
April 10, 2006